Exhibit 99.1

DelMar Presents Positive Interim Results from VAL-083
Study in MGMT-unmethylated Recurrent GBM at The Society
for NeuroOncology Annual Meeting

40% of recurrent GBM patients treated to date achieved stable disease as measured by magnetic resonance imaging (MRI)

VANCOUVER, British Columbia and MENLO PARK, Calif., November 21, 2017 /PRNewswire/ - - DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, today provided an overview of three scientific posters presented at the 22nd Annual Meeting and Education Day of the Society for Neuro-Oncology (SNO) held on November 16-19, 2017 in San Francisco, CA.

DelMar reported that 93% of patients enrolled were alive at the time of the analysis and 40% of patients enrolled were reported to have achieved stable disease as assessed by MRI following treatment with VAL-083 as a single agent. “While it is too early to interpret overall survival results from this study, the substantial disease control observed to date in the treatment recurrent GBM, an aggressive tumor that can double in size within 6-8 weeks, is an important and positive observation at this stage,” said Mr. Saiid Zarrabian, DelMar’s Interim Chief Executive Officer.

“The promising early observations from our ongoing Phase 2 clinical trial of VAL-083 as a potential new treatment option for MGMT-unmethylated GBM are also supported by extensive preclinical research into VAL-083’s unique mechanism of action,” added Mr. Zarrabian. “Based on these recent data, we believe VAL-083 represents a potential solution for some of the most important unmet medical needs in the treatment of GBM and other central nervous system tumors.”

DelMar provided an update on the company’s ongoing Phase 2 clinical studies in a poster entitled “Clinical Trials with dianhydrogalactitol (VAL-083) in MGMT-unmethylated Glioblastoma”, which is being conducted in collaboration with The University of Texas MD Anderson Cancer Center. This trial is designed to enroll up to 48 patients to determine if VAL-083 treatment improves overall survival compared to historical reference control.

●	DelMar reported that 27 subjects have been screened and 15 have been enrolled since the opening of recruitment in February 2017. To date, the trial has enrolled at a rate ahead of initial projections.

November 21, 2017

●	All patients enrolled in the study have recurrent MGMT-unmethylated GBM with radiographic evidence of progression and were not surgically resected at the time of enrollment.

●	DelMar reported that 93% of patients enrolled were alive at the time of the analysis and 40% of patients enrolled were reported to have achieved stable disease following treatment with VAL-083 as a single agent, as assessed by MRI.

●	Enrollment is ongoing and median survival has not yet been reached in the trial.

●	In general, VAL-083 treatment was well tolerated by patients with observed side effects (myelosuppression) similar to prior clinical experience.

The Company also provided an overview of the design a separate Phase 2 clinical trial of VAL-083 for newly diagnosed MGMT-unmethylated GBM patients on this poster. In this trial, which was recently initiated at Sun Yat-Sen University Cancer Center, patients will be treated with VAL-083 plus radiotherapy as an alternative to standard-of-care temozolomide plus radiation in the front-line setting. The trial is designed to enroll up to 30 patients with MGMT-unmethylated GBM to determine if VAL-083 treatment improves progression free survival (PFS) compared to a historical reference control. This trial is being supported though DelMar’s collaboration with Guangxi Wuzhou Pharmaceutical (Group) Co., Ltd.

In addition, DelMar also presented two additional pre-clinical posters during the conference:

●	The Distinct Cytotoxic Mechanism of Dianhydrogalactitol (VAL-083) Overcomes Chemoresistance and Provides New Opportunities for Combination Therapy in the Treatment of Glioblastoma.

VAL-083 induces potent anti-cancer activity against treatment-resistant cells from glioblastoma, lung, prostate and ovarian tumors through a distinct mechanism of action. Cancer cells treated with VAL-083 exhibit persistent DNA double-strand breaks and activation of the homologous DNA repair (HR) system. Activation of the HR system is an indicator of VAL-083’s unique anti-tumor activity.

When combined with topoisomerase or PARP inhibitors, the treatment effect of VAL-083 is increased in a synergistic or super-additive manner. Taken together, these data support the broad potential of VAL-083 as a new treatment against a wide range of cancers both as a single agent and in combination with other established cancer therapies.

●	Dianhydrogalactitol (VAL-083) Overcomes Chemoresistance in Pediatric Malignant Brain Tumors and Displays Synergy with Topoisomerase Inhibitors

Pediatric high-grade glioma (HGG) and medulloblastoma are aggressive childhood brain tumors with a high incidence of recurrence and very few patients achieve long-term survival. VAL-083 demostrates potent activity as a single agent against both chemo-resistant pediatric HGG and medulloblastoma independent of p53 status. DelMar also reported that VAL-083 potentiates radiotherapy and exhibits synergy when used in combination with topoisomerase inhibitors, two regimens commonly used in the treatment of childhood brain tumors.

November 21, 2017

“We continue to be highly enthusiastic about the potential of VAL-083 as a novel treatment for cancer patients who have limited or no treatment options”, added Mr. Zarrabian. “The excellent work performed by our world class academic research collaborators and our in-house team presented at the SNO meeting showcases VAL-083’s potential both as a single agent and as a component of combination therapeutic regimens.”

DelMar’s poster presentations can be viewed in their entirety on DelMar’s website at http://www.delmarpharma.com/scientific-publications.html

About VAL-083

VAL-083 (dianhydrogalactitol) is a "first-in-class", DNA-targeting agent that introduces interstrand DNA cross-links at the N7-position of guanine leading to DNA double-strand breaks and cancer cell death. VAL-083 has demonstrated clinical activity against a range of cancers including GBM and ovarian cancer in historical clinical trials sponsored by the U.S. National Cancer Institute (NCI). DelMar has demonstrated that VAL-083's anti-tumor activity is unaffected by common mechanisms of chemoresistance in vitro. Further details regarding these studies can be found at http://www.delmarpharma.com/scientific-publications.html.

VAL-083 has been granted an orphan drug designation by the U.S. FDA Office of Orphan Products for the treatment of glioma, medulloblastoma and ovarian cancer, and in Europe for the treatment of malignant gliomas.

About DelMar Pharmaceuticals, Inc.

DelMar Pharmaceuticals is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or have become resistant to modern targeted or biologic treatments.

The Company’s current pipeline is based around VAL-083, a "first-in-class," small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in clinical trials sponsored by the NCI. Based on DelMar’s internal research programs and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 across multiple oncology indications to solve significant unmet medical needs.

VAL-083 is also being studied in two collaborator-supported, biomarker driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. DelMar also recently announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

November 21, 2017

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For further information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

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Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.